CREDIT AGREEMENT - SUPPLY NEW MONEY FACILITY

                   CREDIT AGREEMENT, dated as of February 21, 2003 among ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the "Borrower"), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial New Money Lenders (the "Initial New Money Lenders"), and Citibank, N.A. ("Citibank"), as New Money Lender Agent (together with any successor New Money Lender Agent appointed pursuant to Article VII, the "New Money Lender Agent") for the New Money Lenders (as hereinafter defined).

PRELIMINARY STATEMENTS

                   (1)     The Borrower has requested that the New Money Lenders establish a secured loan facility in the aggregate amount of $470,000,000 in favor of the Borrower to provide working capital for the Borrower and for its general corporate purposes, with up to $40,000,000 thereof (the "Springdale Sublimit") to be made available for Springdale Costs (as hereinafter defined) and up to $75,000,000 thereof (the "St. Joseph Sublimit") to be made available for St. Joseph Costs (as hereinafter defined). The New Money Lenders have indicated their willingness to provide such financing on the terms and conditions of this Agreement and the other Financing Documents (as hereinafter defined).

                   (2)     Pursuant to a Common Terms Agreement, dated as of the date hereof (the "Common Agreement"), among the Borrower, the other Grantors, the New Money Lenders, the New Money Lender Agent, the Refinancing Lenders, the Refinancing Issuing Bank, the Refinancing Lender Agent, the Springdale Lenders, the Springdale Lender Agent, the Syndication Agent and the Documentation Agent (each as defined therein), the Borrower and the other Grantors have made certain representations, covenants and undertakings for the benefit of the Bank Lender Parties (as defined therein).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

                   SECTION 1.01.     Certain Defined Terms.  Except as otherwise defined in this Agreement, capitalized terms used in this Agreement but not defined herein shall have the meanings assigned thereto in Appendix A to the Common Agreement. In addition, the following terms shall have the following meanings:

"Advance" means an advance by a New Money Lender to the Borrower pursuant to Section 2.01.
"Agreement" means this Credit Agreement.

                   "Applicable Lending Office" means, with respect to each New Money Lender, such New Money Lender's Domestic Lending Office in the case of a Base Rate Advance and such New Money Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

"Applicable Margin" means 5.00% per annum for Base Rate Advances and 6.00% per annum for Eurodollar Rate Advances.

                   "Assignment and Acceptance" means an assignment and acceptance entered into by a New Money Lender and an Eligible Assignee, and accepted by the New Money Lender Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C.

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and
(b) the Federal Funds Rate plus 0.5%.
"Base Rate Advance" means an Advance that bears interest as provided in Section 2.08(a)(i).
"Borrower" has the meaning set forth in the recital of parties to this Agreement.
"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type, made by the New Money Lenders.
"Citibank" has the meaning set forth in the recital of parties to this Agreement.
"Common Agreement" has the meaning set forth in Preliminary Statement (2) of this Agreement.

                   "Continuation", "Continue" and "Continued" each refer to a continuation of Eurodollar Rate Advances upon the expiration of the Interest Period therefor as Eurodollar Rate Advances of the same or a different Interest Period pursuant to Section 2.04.

"Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.04, 2.10 or 2.11.

                   "Domestic Lending Office" means, with respect to any New Money Lender, the office of such New Money Lender specified as its "Domestic Lending Office" opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a New Money Lender, as the case may be, or such other office of such New Money Lender as such New Money Lender may from time to time specify to the Borrower and the New Money Lender Agent.

"Eurocurrency Liabilities" has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                   "Eurodollar Lending Office" means, with respect to any New Money Lender, the office of such New Money Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a New Money Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such New Money Lender as such New Money Lender may from time to time specify to the Borrower and the New Money Lender Agent.

                   "Eurodollar Rate" means, with respect to any Interest Period for any Eurodollar Rate Advances, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

"Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.08(a)(ii).

                   "Eurodollar Rate Reserve Percentage" for any Interest Period for any Eurodollar Rate Advances means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                   "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the New Money Lender Agent from three Federal funds brokers of recognized standing selected by it.

"Granting Lender" has the meaning set forth in Section 8.07(g).
"Indemnified Costs" has the meaning set forth in Section 7.05(a).
"Indemnified Party" has the meaning set forth in Section 8.04(b).
"Initial New Money Lenders" has the meaning set forth in the recital of parties to this Agreement.

                   "Interest Period" means, for each Eurodollar Rate Advance (or portion thereof as provided in Section 2.04), the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be, and ending on the last day of the period selected by the Borrower pursuant to the provisions below for such Eurodollar Rate Advance (or portion thereof as provided in section 2.04) and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period so selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the Borrower may, upon notice received by the New Money Lender Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the date specified in clause (a) of the definition of "New Money Maturity Date";

                             (b)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                             (c)     whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

                             (d)     the Borrower may not select any Interest Period with a duration of two or three months until the later of (i) the date on which the Borrower has satisfied its obligations under Section 5.01(t)(iv) of the Common Agreement and (ii) the date on which all of the Refinancing Obligations, all Obligations under the Springdale Tranche A Facility and the Springdale Tranche C Facility (each as defined in the Security Agreement) and all of the Noteholder Obligations are secured by the Group Assets and the Springdale Assets pursuant to the Collateral Documents.

                   "LIBOR" means, for any applicable Interest Period with respect to any Eurodollar Rate Advance (or portions thereof) with the same Interest Period, the British Bankers' Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided that if the New Money Lender Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the New Money Lender Agent to be the average (rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates per annum at which deposits in Dollars are offered to the New Money Lender Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance (or portion thereof, as the case may be) of Citibank (in its capacity as a New Money Lender); provided further that, notwithstanding the foregoing, until the date on which the Borrower has satisfied its obligations under Section 5.01(t)(iv) of the Common Agreement, LIBOR shall not be less than 2.00% per annum.

                   "New Money Commitment" means, with respect to any New Money Lender at any time, the amount set forth opposite such New Money Lender's name on Schedule I under the caption "New Money Commitment" or, if such New Money Lender has entered into one or more Assignment and Acceptances on or prior to such time, set forth for such New Money Lender in the Register maintained by the New Money Lender Agent pursuant to Section 8.07(d) as such New Money Lender's "New Money Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or 6.01.

"New Money Lender" means each Initial New Money Lender and each Person that shall become a New Money Lender hereto pursuant to Section 8.07.
"New Money Lender Agent" has the meaning set forth in the recital of parties to this Agreement.

                   "New Money Lender Agent's Account" means the account of the New Money Lender Agent maintained by the New Money Lender Agent with Citibank, N.A., at its office at 399 Park Avenue, New York, New York (ABA No. 021000089), Account No. 36852248, Reference: Allegheny Energy Supply Company, LLC - New Money Facility, or such other account as the New Money Lender Agent shall specify in writing to the New Money Lenders.

"New Money Loan Proceeds Account" has the meaning set forth in the Security Agreement.

                   "New Money Maturity Date" means the earlier of (a) September 30, 2004 and (b) the date of acceleration of all outstanding Advances and termination in whole of the New Money Commitments pursuant to Section 6.01.

                   "Note" means a promissory note of the Borrower payable to the order of any New Money Lender in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such New Money Lender resulting from the Advances made by such New Money Lender hereunder.

"Notice of Borrowing" has the meaning set forth in Section 2.02(a).
"Notice of Conversion/Continuation" has the meaning set forth in Section 2.04(b).
"Other Taxes" has the meaning set forth in Section 2.12(b).

                   "Pro Rata Share" of any amount means, with respect to any New Money Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such New Money Lender's New Money Commitment at such time (or, if the New Money Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the principal amount of the outstanding Advances owing to such New Money Lender at such time) and the denominator of which is the aggregate of the New Money Commitments of all New Money Lenders at such time (or, if the New Money Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate of the principal amount of the outstanding Advances owing to all New Money Lenders at such time).

"Register" has the meaning set forth in Section 8.07(d).

                   "Required New Money Lenders" means, at any time, New Money Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time, or, if no such principal amount is outstanding at such time, New Money Lenders holding at least a majority in interest of the aggregate of the New Money Commitments.

"St. Joseph Sublimit" has the meaning set forth in Preliminary Statement (1) of this Agreement.
"Springdale Sublimit" has the meaning set forth in Preliminary Statement (1) of this Agreement.
"SPV" shall have the meaning provided in Section 8.07(g).
"Taxes" has the meaning set forth in Section 2.12(a).
"Termination Date" means the earlier of February 28, 2003 and the date of termination in whole of the New Money Commitments pursuant to Section 2.05 or 6.01.
"Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

                   "Unused New Money Commitment" means, with respect to any New Money Lender at any time, (a) such New Money Lender's New Money Commitment at such time minus (b) the aggregate principal amount of all Advances made by such New Money Lender.

                   SECTION 1.02.     Principles of Interpretation.  This Agreement and the Schedules and Exhibits hereto, except to the extent that the context otherwise requires, shall be subject to the same principles of interpretation as are set forth in Section 1.02 of the Common Agreement.

ARTICLE II AMOUNT AND TERMS OF THE BORROWINGS

                   SECTION 2.01.     The Borrowings.  Each New Money Lender severally agrees, on the terms and conditions hereinafter set forth, to make two advances to the Borrower as follows: (a) the initial such Advance shall be made on the New Money Closing (which shall occur on any Business Day during the period from the date hereof until the Termination Date); provided that the aggregate amount of all such Advances by the New Money Lenders shall not exceed $420,000,000 and (b) the second such Advance shall be made on any Business Day during the period from the day next succeeding the New Money Closing up to and including July 31, 2003; provided that the aggregate amount of all such Advances by the New Money Lenders shall not exceed $50,000,000. Each Borrowing shall consist of Advances made simultaneously by the New Money Lenders ratably according to their respective New Money Commitments and, subject to Section 2.04, the initial Borrowing shall consist of Base Rate Advances. If the initial Borrowing does not occur on or prior to the Termination Date, all obligations of the New Money Lenders herein to make Advances shall immediately and permanently terminate in accordance with Section 2.05(a).

                   SECTION 2.02.     Making the Borrowings.  (a)  Each Borrowing shall be made on notice, given not later than 9:00 a.m. (New York City time) on (or, with respect to the second Borrowing, if such Borrowing is to consist of Eurodollar Rate Advances, on the third Business Day prior to) the proposed date of such Borrowing (which shall be a Business Day), by the Borrower to the New Money Lender Agent, which shall give to each New Money Lender prompt notice thereof by telecopier or electronic mail. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail, in substantially the form of Exhibit B, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) aggregate amount of such Borrowing and (iii) in the case of the second Borrowing only, (A) the Type of Advances comprising such Borrowing and (B) if such Borrowing is to consist of Eurodollar Rate Advances, the initial Interest Period therefor.

                   (b)     With respect to each Borrowing, each New Money Lender shall, before 11:00 a.m. (New York City time) on the date thereof, make available for the account of its Applicable Lending Office to the New Money Lender Agent at the New Money Lender Agent's Account, in immediately available funds, an amount equal to such New Money Lender's ratable portion of such Borrowing in accordance with the respective New Money Commitments of the New Money Lenders. After the New Money Lender Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the New Money Lender Agent will make such funds available to the Borrower (i) in the case of the initial Borrowing, in accordance with the Funds Flow Memorandum and by crediting the balance of such funds to the New Money Loan Proceeds Account and (ii) in the case of the second Borrowing, by crediting such funds to the New Money Loan Proceeds Account. Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances with respect to the second Borrowing if the obligation of the New Money Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.04, 2.10 or 2.11.

                   (c)     The failure of any New Money Lender to make the Advance to be made by it as part of either Borrowing shall not relieve any other New Money Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no New Money Lender shall be responsible for the failure of any other New Money Lender to make the Advance required of such other New Money Lender on the date of such Borrowing.

                   SECTION 2.03.     Notice of Borrowing Irrevocable.  (a)  Each Notice of Borrowing shall be irrevocable and binding on the Borrower. If the Notice of Borrowing for the second Borrowing specifies the Advances thereunder are to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each New Money Lender against any loss, cost or expense incurred by such New Money Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the conditions set forth in Section 3.02, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such New Money Lender to fund the Advance to be made by such New Money Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(b) Upon receipt by the New Money Lender Agent of each Notice of Borrowing, the New Money Lender Agent shall give to each New Money Lender prompt notice thereof by telecopier or electronic mail.

                   SECTION 2.04.     Interest Elections.  (a)  The Borrower may elect to Convert all or any portion of the Advances comprising a Borrowing from one Type into Advances of the other Type, and in the case of Eurodollar Rate Advances, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of a Borrowing, in which case each such portion shall be allocated ratably among the New Money Lenders. At no time shall the total number of different Interest Periods for all Eurodollar Rate Advances outstanding exceed four.

                   (b)     To make an election pursuant to this Section, the Borrower shall give the New Money Lender Agent prior written notice (or telephonic notice promptly confirmed in writing) by telecopier or electronic mail (a "Notice of Conversion/Continuation") of the Conversion or Continuation, as the case may be, (i) by 1:00 p.m. (New York City time) on the requested date of a Conversion into Base Rate Advances and (ii) by 11:00 a.m. (New York City time) three Business Days prior to a Continuation of or Conversion into Eurodollar Rate Advances. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (A) if different options are being elected with respect to different portions of a Borrowing, the portions thereof that are to be allocated to each resulting election (in which case the information to be specified pursuant to clauses (C) and (D) shall be specified for each resulting portion); (B) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (C) whether the resulting Borrowing is to be comprised of Base Rate Advances or Eurodollar Rate Advances; and (D) if the resulting Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period". If any such Notice of Conversion/Continuation requests that a Borrowing be comprised of Eurodollar Rate Advances but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any portion of a Borrowing to which a Eurodollar Rate election has been made shall not be less than $5,000,000.

                   (c)     If, on the expiration of any Interest Period in respect of any Eurodollar Rate Advances, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Advances are repaid as provided herein, the Borrower shall be deemed to have elected to Convert such Advances to Base Rate Advances. No Advances may be Converted into, or Continued as, Eurodollar Rate Advances if a Default has occurred and is continuing, unless the New Money Lender Agent and the Required New Money Lenders shall have otherwise consented in writing. No Conversion of any Eurodollar Rate Advances shall be permitted except on the last day of the Interest Period in respect thereof.

                   (d)     Upon receipt of any Notice of Conversion/Continuation, the New Money Lender Agent shall promptly notify each New Money Lender of the details thereof and of such New Money Lender's Pro Rata Share of each election.

                   (e)     Upon the occurrence and during the continuance of any Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the New Money Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                   SECTION 2.05.     Termination or Reduction of Commitments.  (a)  Termination Date. All New Money Commitments shall terminate at 5:00 p.m. (New York City time) on the Termination Date if the initial Borrowing has not occurred by such time. All Unused New Money Commitments shall terminate at 5:00 p.m. (New York City time) on July 31, 2003 if the second Borrowing has not occurred by such time. In addition, on the date of the second Borrowing, after giving effect to the second Borrowing, the aggregate New Money Commitments shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the New Money Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Advances then outstanding and from time to time after the New Money Closing upon each repayment or prepayment of the Advances, the aggregate New Money Commitments shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to such repayment or prepayment, as the case may be. Amounts repaid or prepaid by the Borrower (including pursuant to Section 2.06 or 2.07) may not be reborrowed.

                   (b)     Optional Termination or Reduction. The Borrower may, at any time upon at least three Business Days' notice to the New Money Lender Agent, terminate in whole or reduce in part the Unused New Money Commitments; provided that each partial reduction of the New Money Commitments shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and such termination and reduction shall ratably and permanently reduce each New Money Lender's New Money Commitment.

                   SECTION 2.06.     Repayment of Advances.  The Borrower shall repay (a) on or before December 31, 2003, not less than an aggregate principal amount equal to $250,000,000 of the Advances (inclusive of all mandatory and optional prepayments made on or prior to such date pursuant to Section 2.07) and (b) on the New Money Maturity Date, the aggregate principal amount of the Advances then remaining outstanding.

                   SECTION 2.07.     Prepayments.  (a)  Optional. Subject to Section 2.04 of the Security Agreement, the Borrower may, upon at least one Business Day's notice in the case of Base Rate Advances and three Business Days' notice in the case of Eurodollar Rate Advances, in each case to the New Money Lender Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

(b) Mandatory. The Borrower shall prepay the Advances in accordance with Section 2.03 of the Security Agreement.

                   SECTION 2.08.     Interest.  (a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each New Money Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                   (i)     Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the last day of each calendar month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                   (ii)     Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance and (B) the Applicable Margin in effect from time to time during such Interest Period, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                   (b)     Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each New Money Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by Applicable Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

                   (c)     Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02 or a Notice of Conversion/Continuation pursuant to Section 2.04(b), the New Money Lender Agent shall give notice to the Borrower and each New Money Lender of the applicable Interest Period and the applicable interest rate determined by the New Money Lender Agent for purposes of clause (a)(i) or (a)(ii) above.

                   SECTION 2.09.     Fees.  (a)  Commitment Fee. The Borrower shall pay to the New Money Lender Agent for the account of the New Money Lenders a commitment fee until the earlier of the date of the second Borrowing and July 31, 2003, payable in arrears monthly on the last day of each calendar month and on the earlier of the date of the second Borrowing and July 31, 2003, at the rate of 1.00% per annum on the sum of the average daily Unused New Money Commitment of the New Money Lenders during the relevant period.

                   (b)     New Money Lender Agent's Fees. The Borrower shall pay to the New Money Lender Agent for its own account such fees as may from time to time be agreed between the Borrower and New Money Lender Agent.

                   SECTION 2.10.     Illegality.  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any New Money Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such New Money Lender to the Borrower through the New Money Lender Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the New Money Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the New Money Lender Agent shall notify the Borrower that such New Money Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such New Money Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such New Money Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such New Money Lender, be otherwise disadvantageous to such New Money Lender.

                   SECTION 2.11.     Increased Costs.  (a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any New Money Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.11, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such New Money Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such New Money Lender (with a copy of such demand to the New Money Lender Agent), pay to the New Money Lender Agent for the account of such New Money Lender additional amounts sufficient to compensate such New Money Lender for such increased cost; provided, however, that a New Money Lender claiming additional amounts under this Section 2.11(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such New Money Lender, be otherwise disadvantageous to such New Money Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such New Money Lender, shall be conclusive and binding for all purposes, absent manifest error.

                   (b)     If any New Money Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such New Money Lender or any corporation controlling such New Money Lender and that the amount of such capital is increased by or based upon the existence of such New Money Lender's commitment to lend and other commitments of such type, then, upon demand by such New Money Lender or such corporation (with a copy of such demand to the New Money Lender Agent), the Borrower shall pay to the New Money Lender Agent for the account of such New Money Lender, from time to time as specified by such New Money Lender, additional amounts sufficient to compensate such New Money Lender in the light of such circumstances, to the extent that such New Money Lender reasonably determines such increase in capital to be allocable to the existence of such New Money Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such New Money Lender shall be conclusive and binding for all purposes, absent manifest error.

                   (c)     If, with respect to any Eurodollar Rate Advances, the Required New Money Lenders notify the New Money Lender Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such New Money Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the New Money Lender Agent shall forthwith so notify the Borrower and the New Money Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the New Money Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the New Money Lender Agent shall notify the Borrower that such New Money Lenders have determined that the circumstances causing such suspension no longer exist.

                   SECTION 2.12.     Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each New Money Lender and the New Money Lender Agent, (i) taxes imposed on (or measured by) its overall net income, or any franchise taxes or other similar taxes imposed for the privilege of carrying on a business in corporate form (other than taxes imposed as a result of entering into this Agreement or any other Financing Document and the transactions contemplated hereby or thereby), or taxes measured by its net worth or shareholder's capital, by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Applicable Lending Office of any New Money Lender is located and (iii) withholding taxes excluded pursuant to clause (e) of this Section 2.12 (all such non-excluded taxes, including levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any New Money Lender or the New Money Lender Agent, (A) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the New Money Lender Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such New Money Lender or the New Money Lender Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make all such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                   (b)     In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Financing Document, but excluding all other U.S. federal taxes other than withholding taxes (hereinafter referred to as "Other Taxes"). If revised disclosure regulations under Section 6011 of the Internal Revenue Code are issued which modify the definition of a "reportable transaction" so that it does not include a transaction where the issuer of a debt instrument provides an indemnity for taxes, in addition to withholding taxes imposed on interest paid on the debt instrument, for purposes of subsections (a) and (b) of this Section 2.12, the terms "Taxes" and "Other Taxes" shall include all such taxes (other than any taxes described in clauses (i), (ii) and (iii) of Section 2.12(a) above), whether or not collected by way of withholding.

                   (c)     The Borrower shall indemnify each New Money Lender and the New Money Lender Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such New Money Lender or the New Money Lender Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such New Money Lender or the New Money Lender Agent (as the case may be) makes written demand therefor.

                   (d)     As soon as practicable (but in no event later than 90 days) after the date of any payment of Taxes, the Borrower shall furnish to the New Money Lender Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. Excluding payments made by the New Money Lender Agent, in the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the New Money Lender Agent, at such address, an opinion of counsel acceptable to the New Money Lender Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                   (e)     Each New Money Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial New Money Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a New Money Lender in the case of each other New Money Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such New Money Lender remains lawfully able to do so), provide each of the New Money Lender Agent and the Borrower with two duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such New Money Lender's conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such New Money Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or any successor form thereto, together with a certificate stating that (1) the New Money Lender is not a bank for purposes of Internal Revenue Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such New Money Lender, pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the New Money Lender is not a 10% shareholder of the Borrower within the meaning of Internal Revenue Code section 871(h)(3) or 881(c)(3)(B); and (3) the New Money Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Internal Revenue Code section 881(c)(3)(C); or (iv) such other governmental forms as may be applicable to the New Money Lender, including Forms W-8IMY or W-8EXP, which will reduce the rate of withholding tax on payments of interest. Each New Money Lender organized under the laws of the United States that is not a corporation shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial New Money Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a New Money Lender in the case of each other New Money Lender, and from time to time as requested in writing by the Borrower, provide each of the New Money Lender Agent and the Borrower with two duly completed copies of Internal Revenue Service Form W-9. Each New Money Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such New Money Lender (but only to the extent such New Money Lender is lawfully able to do so). Each such New Money Lender shall promptly notify the Borrower at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If the forms provided by a New Money Lender at the time such New Money Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such New Money Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a New Money Lender becomes a party to this Agreement, the New Money Lender assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the New Money Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by the applicable Internal Revenue Service form (or related certificate described above), that the applicable New Money Lender reasonably considers to be confidential, such New Money Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                   (f)     Notwithstanding the foregoing, for any period with respect to which a New Money Lender has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such New Money Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a New Money Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such New Money Lender shall reasonably request to assist such New Money Lender to recover such Taxes.

                   (g)     Any New Money Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office or Domestic Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such New Money Lender, be otherwise disadvantageous to such New Money Lender.

                   (h)     If any New Money Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under this Agreement or any Note, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such New Money Lender whole, such New Money Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

                   SECTION 2.13.     Payments Generally; Pro Rata Treatment.  (a)  The Borrower shall make each payment hereunder and under the Notes, regardless of any right of counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the New Money Lender Agent (or, in the case of any payment pursuant to Sections 2.06 and 2.07, the Borrower shall pay to the Intercreditor Agent for the account of the New Money Lender Agent) at the New Money Lender Agent's Account in immediately available funds, with payments being received by the New Money Lender Agent after such time being deemed to have been received on the next succeeding Business Day. The New Money Lender Agent will promptly thereafter cause like funds to be distributed (i) if such payment by (or for the account of) the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the Notes to more than one New Money Lender, to such New Money Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such New Money Lenders and (ii) if such payment by (or for the account of) the Borrower is in respect of any Obligation then payable hereunder to one New Money Lender, to such New Money Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the New Money Lender Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the New Money Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                   (b)     The Borrower hereby authorizes each New Money Lender and each of its Affiliates, if and to the extent payment owed to such New Money Lender is not made when due hereunder or under the Note held by such New Money Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower's accounts (other than the Pledged Accounts and the Controlled Accounts) with such New Money Lender or such Affiliate any amount so due.

                   (c)     All computations of interest and of fees shall be made by the New Money Lender Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the New Money Lender Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

                   (d)     Unless the New Money Lender Agent shall have received notice from the Borrower prior to the date on which any payment is due to any New Money Lender hereunder that the Borrower will not make such payment in full, the New Money Lender Agent may assume that the Borrower has made such payment in full to the New Money Lender Agent on such date and the New Money Lender Agent may, in reliance upon such assumption, cause to be distributed to each such New Money Lender on such due date an amount equal to the amount then due such New Money Lender. If and to the extent the Borrower shall not have so made such payment in full to the New Money Lender Agent, each such New Money Lender shall repay to the New Money Lender Agent forthwith on demand such amount distributed to such New Money Lender together with interest thereon, for each day from the date such amount is distributed to such New Money Lender until the date such New Money Lender repays such amount to the New Money Lender Agent, at the Federal Funds Rate.

                   (e)     If the New Money Lender Agent receives funds for application to the Obligations owing to the New Money Lenders under the Financing Documents under circumstances for which the Financing Documents do not specify the manner in which such funds are to be applied, the New Money Lender Agent may, but shall not be obligated to, elect to distribute such funds to each New Money Lender ratably in accordance with such New Money Lender's proportionate share of the principal amount of all outstanding Advances, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such New Money Lender, and for application to such principal installments, as the New Money Lender Agent shall direct; provided that the Borrower shall not be liable to any New Money Lender with respect to any such distribution by the New Money Lender Agent.

                   (f)     If any New Money Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), other than pursuant to Sections 2.10, 2.11 or 2.12 or as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such New Money Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such New Money Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all New Money Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all New Money Lenders hereunder and under the Notes at such time obtained by all the New Money Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such New Money Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such New Money Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all New Money Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all New Money Lenders hereunder and under the Notes at such time obtained by all of the New Money Lenders at such time, such New Money Lender shall forthwith purchase from the other New Money Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing New Money Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing New Money Lender, such purchase from each other New Money Lender shall be rescinded and such other New Money Lender shall repay to the purchasing New Money Lender the purchase price to the extent of such New Money Lender's ratable share (according to the proportion of (i) the purchase price paid to such New Money Lender to (ii) the aggregate purchase price paid to all New Money Lenders) of such recovery together with an amount equal to such New Money Lender's ratable share (according to the proportion of (i) the amount of such other New Money Lender's required repayment to (ii) the total amount so recovered from the purchasing New Money Lender) of any interest or other amount paid or payable by the purchasing New Money Lender in respect of the total amount so recovered. The Borrower agrees that any New Money Lender so purchasing an interest or participating interest from another New Money Lender pursuant to this Section 2.13 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such New Money Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

                   SECTION 2.14.     Use of Proceeds.  The proceeds of each Borrowing shall be applied, and the Borrower agrees that it shall use such proceeds solely for, (a) the Borrower's general corporate purposes and/or as working capital and (b) to the extent of the Springdale Sublimit and the St. Joseph Sublimit, to the Springdale Costs and St. Joseph Costs, respectively.

ARTICLE III CONDITIONS OF LENDING

                   SECTION 3.01.     Conditions Precedent to Initial Borrowing.  No New Money Lender shall be required or obligated to make its initial Advance until the conditions precedent to the Closing Date and the New Money Closing set forth in Sections 3.01 and 3.02, respectively, of the Common Agreement shall have been satisfied or waived in accordance with the terms of Section 3.05 of the Common Agreement.

                   SECTION 3.02     Conditions Precedent to Second Borrowing.  No New Money Lender shall be required or obligated to make its second Advance until the first Business Day on which the conditions precedent set forth in Section 3.04 of the Common Agreement shall have been satisfied or waived in accordance with the terms of Section 3.05 of the Common Agreement.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

                   SECTION 4.01.     Representations and Warranties of the Borrower.  In order to induce the New Money Lenders to enter into this Agreement and the other Financing Documents to which they are a party, the Borrower confirms that the representations and warranties made in Article IV of the Common Agreement are hereby incorporated by reference herein as if fully set forth in this Agreement.

ARTICLE V COVENANTS OF THE BORROWER

                   SECTION 5.01.     Covenants.  The Borrower agrees that, so long as any Advance shall remain unpaid or any New Money Commitment shall remain outstanding, the Borrower shall observe and perform each of its covenants and undertakings set forth in the Common Agreement and the other Financing Documents, which covenants and undertakings are incorporated in this Agreement by reference as if fully set forth herein, in accordance with their terms.

ARTICLE VI EVENTS OF DEFAULT

                   SECTION 6.01.     Events of Default.  If any Event of Default shall occur and be continuing, the New Money Lenders shall have (in addition to any and all other available remedies at law or in equity) each of the remedies to which they are entitled as provided in the Common Agreement and the Security Agreement.

ARTICLE VII THE NEW MONEY LENDER AGENT

                   SECTION 7.01.     Authorization and Action.  Each New Money Lender hereby appoints and authorizes the New Money Lender Agent to (a) take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Financing Documents as are delegated to the New Money Lender Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and (b) enter into the Intercreditor Agreement as agent on its behalf and to appoint and indemnify the AYE/AESC Intercreditor Agent in accordance with the terms thereof. As to any matters not expressly provided for by the Financing Documents (including enforcement or collection of the Notes), the New Money Lender Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required New Money Lenders, and such instructions shall be binding upon all New Money Lenders and all holders of Notes; provided, however, that the New Money Lender Agent shall not be required to take any action that exposes the New Money Lender Agent to personal liability or that is contrary to this Agreement or applicable law. The New Money Lender Agent agrees to give to each New Money Lender prompt notice of each notice given to it by the Borrower or any other Person pursuant to the terms of this Agreement or any other Financing Document.

                   SECTION 7.02.     New Money Lender Agent's Reliance, Etc.  Neither the New Money Lender Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Financing Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the New Money Lender Agent: (a) may treat the payee of any Note as the holder thereof until the New Money Lender Agent receives and accepts an Assignment and Acceptance entered into by the New Money Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected in good faith by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any New Money Lender and shall not be responsible to any New Money Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Financing Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any New Money Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Financing Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

                   SECTION 7.03.     Citibank and Affiliates.  With respect to its New Money Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under the Financing Documents as any other New Money Lender and may exercise the same as though it were not the New Money Lender Agent; and the term "New Money Lender" or "New Money Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower Group Member, the Parent, any of its Subsidiaries and any Person that may do business with or own securities of any Borrower Group Member, the Parent, or any such Subsidiary, all as if Citibank were not the New Money Lender Agent and without any duty to account therefor to the New Money Lenders.

                   SECTION 7.04.     New Money Lender Credit Decision.  Each New Money Lender acknowledges that it has, independently and without reliance upon the New Money Lender Agent or any other New Money Lender and based on the financial statements referred to in Sections 3.01 and 5.04 of the Common Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Documents to which it is a party. Each New Money Lender also acknowledges that it will, independently and without reliance upon the New Money Lender Agent or any other New Money Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Documents to which it is a party.

                   SECTION 7.05.     Indemnification.  (a)  Each New Money Lender severally agrees to indemnify the New Money Lender Agent (to the extent not promptly reimbursed by the Borrower) from and against such New Money Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the New Money Lender Agent in any way relating to or arising out of the Financing Documents or any action taken or omitted by the New Money Lender Agent under the Financing Documents (collectively, the "Indemnified Costs"); provided that no New Money Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting directly and primarily from the New Money Lender Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each New Money Lender agrees to reimburse the New Money Lender Agent promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the New Money Lender Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any New Money Lender or any other Person.

                   (b)     For purposes of this Section 7.05, the New Money Lenders' respective ratable shares of any amount shall be determined, at any time, according to the principal amount of the Advances outstanding at such time and owing to the New Money Lenders (or, prior to the date of the initial Borrowing, their respective New Money Commitments). The failure of any New Money Lender to reimburse the New Money Lender Agent promptly upon demand for its ratable share of any amount required to be paid by the New Money Lenders to the New Money Lender Agent as provided herein shall not relieve any other New Money Lender of its obligation hereunder to reimburse the New Money Lender Agent for its ratable share of such amount, but no New Money Lender shall be responsible for the failure of any other New Money Lender to reimburse the New Money Lender Agent for such other New Money Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any New Money Lender hereunder, the agreement and obligations of each New Money Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Financing Documents.

                   SECTION 7.06.     Successor New Money Lender Agent.  The New Money Lender Agent may resign at any time by giving written notice thereof to the New Money Lenders and the Borrower and may be removed at any time with or without cause by the Required New Money Lenders. Upon any such resignation or removal, the Required New Money Lenders shall have the right to appoint a successor New Money Lender Agent. If no successor New Money Lender Agent shall have been so appointed by the Required New Money Lenders, and shall have accepted such appointment, within 30 days after the retiring New Money Lender Agent's giving of notice of resignation or the Required New Money Lenders' removal of the retiring New Money Lender Agent, then the retiring New Money Lender Agent may, on behalf of the New Money Lenders, appoint a successor New Money Lender Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as New Money Lender Agent hereunder by a successor New Money Lender Agent, such successor New Money Lender Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring New Money Lender Agent, and the retiring New Money Lender Agent shall be discharged from its duties and obligations under the Financing Documents. After any retiring New Money Lender Agent's resignation or removal hereunder as New Money Lender Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was New Money Lender Agent under the Financing Documents.

ARTICLE VIII MISCELLANEOUS

                   SECTION 8.01.     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required New Money Lenders and, in the case of an amendment only, the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all of the New Money Lenders, do any of the following at any time: (a) change the percentage of (i) the New Money Commitments, or (ii) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the New Money Lenders or any of them to take any action hereunder, (b) amend this Section 8.01, (c) increase the New Money Commitment of any New Money Lender or subject any New Money Lender to any additional obligation, (d) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder (including by way of amendment to, or waiving the operation of, the final proviso in the definition of "LIBOR" with respect to a minimum rate for LIBOR), (e) postpone any date scheduled for any payment of principal of, or interest on, the Notes (including pursuant to Section 2.06, 2.07 or 2.08) or any date fixed for payment of fees or other amounts payable hereunder, (f) limit the liability of the Borrower hereunder or under any of the Notes or (g) alter any provision of this Agreement requiring the pro rata sharing of payments among the New Money Lenders; provided further that no amendment, waiver or consent shall, unless in writing and signed by the New Money Lender Agent in addition to the New Money Lenders required above to take such action, affect the rights or duties of the New Money Lender Agent under this Agreement or the other Financing Documents. For the avoidance of doubt, provisions contained in another Financing Document which are incorporated by reference in this Agreement (including pursuant to Articles IV, V and VI) may be amended, modified and/or supplemented from time to time in accordance with the terms of such Financing Document, and this Section 8.01 shall not limit or otherwise restrict the ability of the parties to such other Financing Document to amend, modify and/or supplement such provisions in accordance with the terms of the applicable Financing Document.

                   SECTION 8.02.     Notices, Etc.  All notices and other communications provided for hereunder shall be either (a) in writing (including telecopier communication) and mailed, telecopied or otherwise delivered or (b) by electronic mail or other electronic means (if electronic mail addresses are designated as provided below), if to the Borrower, at its address at 10435 Downsville Pike, Hagerstown, MD 21740-1766, Attention: Treasurer, Facsimile Number 301-790-3400, (with a copy to General Counsel, Allegheny Energy Supply Company, LLC, 10435 Downsville Pike, Hagerstown, MD 21740-1766 (Facsimile Number: 301-665-2736)); if to any Initial New Money Lender, at its Domestic Lending Office specified opposite its name on Schedule I; if to any other New Money Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a New Money Lender; and if to the New Money Lender Agent, at its address at Two Penns Way - Suite 200, New Castle, DE 19720; Attention: Kimberly Eidam-Melendez, Facsimile Number: (212) 994-0961, Telephone Number: (302) 894-6012, e-mail address: kimberly.a.eidammelendez@citigroup.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied or sent by electronic mail or otherwise, be effective when deposited in the mails, telecopied or sent by electronic mail with confirmed delivery notice, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid, except that notices and communications to the New Money Lender Agent pursuant to Article II, III or VII shall not be effective until received by the New Money Lender Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

                   SECTION 8.03.     No Waiver; Remedies.  No failure on the part of any New Money Lender or the New Money Lender Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                   SECTION 8.04.     Costs and Expenses.  (a)  The Borrower agrees to pay on demand (i) all costs and expenses of the New Money Lender Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Financing Documents (including (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the New Money Lender Agent with respect thereto, with respect to advising the New Money Lender Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Financing Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries or any other Persons arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the New Money Lender Agent and each New Money Lender in connection with the enforcement of the Financing Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding, or any restructuring or workout, in each case, affecting creditors' rights generally (including the reasonable fees and expenses of counsel for the New Money Lender Agent and each New Money Lender with respect thereto).

                   (b)     The Borrower agrees to indemnify, defend and save and hold harmless the New Money Lender Agent, each New Money Lender and each of their Affiliates and their respective officers, directors, employees, agents, attorneys and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction, the actual or proposed use of the proceeds of the Advances, the Relevant Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against the New Money Lender Agent, any New Money Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction, the actual or proposed use of the proceeds of the Advances, the Relevant Documents or any of the transactions contemplated by the Relevant Documents.

                   (c)     If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a New Money Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.04, 2.07, 2.10 or 2.11, acceleration of the maturity of the Notes or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.06 or 2.07 or otherwise, the Borrower shall, upon demand by such New Money Lender (with a copy of such demand to the New Money Lender Agent), pay to the New Money Lender Agent for the account of such New Money Lender any amounts required to compensate such New Money Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such New Money Lender to fund or maintain such Advance.

                   (d)     If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Financing Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the New Money Lender Agent or any New Money Lender, in its sole discretion.

                   (e)     Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Financing Document, the agreements and obligations of the Borrower contained in Sections 2.11 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Financing Documents.

                   SECTION 8.05.     Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the issuance of an Acceleration Notice, the New Money Lender Agent and each New Money Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final), other than the Pledged Accounts and the Controlled Accounts, at any time held and other indebtedness at any time owing by the New Money Lender Agent, such New Money Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Financing Documents, irrespective of whether the New Money Lender Agent or such New Money Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The New Money Lender Agent and each New Money Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the New Money Lender Agent and each New Money Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the New Money Lender Agent, such New Money Lender and their respective Affiliates may have.

                   SECTION 8.06.     Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the New Money Lender Agent and the New Money Lender Agent shall have been notified by each Initial New Money Lender that such Initial New Money Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the New Money Lender Agent and each New Money Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the New Money Lenders.

                   SECTION 8.07.     Assignments and Participations.  (a)  Each New Money Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its New Money Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the New Money Commitments and Advances, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a New Money Lender, an Affiliate of any New Money Lender or an Approved Fund of any New Money Lender or an assignment of all of a New Money Lender's rights and obligations under this Agreement, the aggregate amount of the New Money Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the New Money Lender Agent), (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the New Money Lender Agent (such consent not to be unreasonably withheld), except assignments to an Affiliate of any New Money Lender and (v) the parties to each such assignment shall execute and deliver to the New Money Lender Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Notwithstanding anything herein to the contrary, the provisions of this clause (a) shall not apply to assignments relating to sharing of payments or amounts pursuant to Section 2.13(f) or the Security Agreement.

                   (b)     Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a New Money Lender hereunder and (ii) the New Money Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning New Money Lender's rights and obligations under this Agreement, such New Money Lender shall cease to be a party hereto).

                   (c)     By executing and delivering an Assignment and Acceptance, each New Money Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning New Money Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; (ii) such assigning New Money Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement and each other Financing Document, together with copies of the financial statements referred to in Section 3.01 and 5.04 of the Common Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the New Money Lender Agent, such assigning New Money Lender or any other New Money Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Financing Document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the New Money Lender Agent, the Collateral Agent and the Intercreditor Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Documents as are delegated to the New Money Lender Agent, the Collateral Agent and the Intercreditor Agent, respectively, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Financing Documents are required to be performed by it as a New Money Lender.

                   (d)     The New Money Lender Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the New Money Lenders and the New Money Commitment of, and principal amount of the Advances owing to, each New Money Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the New Money Lender Agent and the New Money Lenders shall treat each Person whose name is recorded in the Register as a New Money Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the New Money Lender Agent or any New Money Lender at any reasonable time and from time to time upon reasonable prior notice.

                   (e)     Upon its receipt of an Assignment and Acceptance executed by an assigning New Money Lender and an assignee, together with any Note or Notes subject to such assignment, the New Money Lender Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each of the Intercreditor Agent and the Collateral Agent. In the case of any assignment by a New Money Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the New Money Lender Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the New Money Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning New Money Lender has retained a New Money Commitment hereunder, a new Note to the order of such assigning New Money Lender in an amount equal to the New Money Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

                   (f)     Each New Money Lender may sell participations to one or more Persons (other than any Loan Party or any Affiliate of any Loan Party) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its New Money Commitment, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such New Money Lender's obligations under this Agreement (including its New Money Commitment) shall remain unchanged, (ii) such New Money Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such New Money Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the New Money Lender Agent and the other New Money Lenders shall continue to deal solely and directly with such New Money Lender in connection with such New Money Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Financing Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release any material portion of the Collateral.

                   (g)     Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any New Money Lender (a "Granting Lender") may, without the consent of any other party hereto, grant to a special purpose vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an "SPV") sponsored or managed by the Granting Lender or any Affiliate thereof, a participation in all or any part of any Advance (including the New Money Commitment therefor) that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender's obligations under this Agreement (including its New Money Commitment) shall remain unchanged; (ii) such Granting Lender shall remain the holder of its Note for all purposes under this Agreement; and (iii) the Borrower, the New Money Lender Agent and the other New Money Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender's rights and obligations under the Financing Documents. Each party hereto hereby agrees that (A) no SPV will be entitled to any rights or benefits that a New Money Lender would not otherwise be entitled to under this Agreement or any other Financing Document; and (B) an SPV may assign its interest in any Advance under this Agreement to any Person that would constitute a New Money Lender subject to the satisfaction of all requirements for an assignment by any New Money Lender set forth in this Section 8.07. Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party to this Agreement, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of its Advances to (1) (in the case of the Granting Lender) any actual or prospective SPV, (2) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, (3) their respective directors, officers, and advisors, and (4) any rating agency.

                   (h)     Any New Money Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such New Money Lender by or on behalf of the Borrower.

                   (i)     Notwithstanding any other provision set forth in this Agreement, any New Money Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                   SECTION 8.08.     Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

                   SECTION 8.09.     Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Financing Documents in the courts of any jurisdiction.

                   (b)     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                   SECTION 8.11.     Waiver of Jury Trial.  Each of the Borrower, the New Money Lender Agent and the New Money Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Financing Documents, the Advances or the actions of the New Money Lender Agent or any New Money Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC, as Borrower By /s/ REGIS F. BINDER Name: Regis F. Binder Title: Treasurer

CITIBANK, N.A., as New Money Lender Agent By /s/ ROBERT J. HARRITY, JR. Name: Robert J. Harrity, Jr. Title:

CITICORP USA, INC., as Initial New Money Lender By /s/ ROBERT J. HARRITY, JR. Name: Robert J. Harrity, Jr. Title:

THE BANK OF NOVA SCOTIA, as Initial New Money Lender By /s/ JULIET K. M. ECK Name: Juliet K. M. Eck Title: Director

BANK OF AMERICA, N.A., as Initial New Money Lender By /s/ JOHN F. REGISTER Name: John F. Register Title: Principal

                                                                     BAYERISCHE HYPO- UND
                                                                          VEREINSBANK AG, NEW YORK
                                                                          BRANCH OR GRAND CAYMAN
                                                                          BRANCH,
                                                                          as Initial New Money Lender

                                                                     By  /s/ WILLIAM W. HUNTER
                                                                           Name:  William W. Hunter
                                                                           Title:  Director

                                                                     By  /s/ SHANNON BATCHMAN
                                                                            Name:  Shannon Batchman
                                                                            Title:  Director

BANK ONE, NA, as Initial New Money Lender By /s/ HAL E. FODGE Name: Hal E. Fodge Title: First Vice President

JPMORGAN CHASE BANK, as Initial New Money Lender By /s/ WILLIAM A. AUSTIN Name: William A. Austin Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Initial New Money Lender By /s/ JILL W. AKRE Name: Jill W. Akre Title: Director

UNION BANK OF CALIFORNIA, as Initial New Money Lender By /s/ DAVID MUSICANT Name: David Musicant Title: Senior Vice President

CREDIT LYONNAIS, NEW YORK BRANCH, as Initial New Money Lender By /s/ OLIVIER AUDEMARD Name: Oliver Audemard Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Initial New Money Lender By /s/ THOMAS A. MAJESKI Name: Thomas A. Majeski Title: Vice President

PNC COMMERCIAL, LLC, as Initial New Money Lender By /s/ JAMES G. KLOCEK Name: James G. Klocek Title: Vice President

CIBC INC., as Initial New Money Lender By /s/ CHARLES D. MULKEEN Name: Charles D. Mulkeen Title: Executive Director

NATIONAL CITY BANK OF PENNSYLVANIA, as Initial New Money Lender By /s/ SUSAN J. DIMMICK Name: Susan J. Dimmick Title: Vice President

                                                                     CREDIT SUISSE FIRST BOSTON,
                                                                            ACTING THROUGH ITS CAYMAN
                                                                            ISLANDS BRANCH,
                                                                            as Initial New Money Lender

                                                                     By  /s/ S. WILLIAM FOX
                                                                            Name:  S. William Fox
                                                                            Title:  Director

                                                                     By  /s/ PETER A. RYAN
                                                                            Name:  Peter A. Ryan
                                                                            Title:  Vice President

MELLON BANK, N.A., as Initial New Money Lender By /s/ ALAN J. KOPOLOW Name: Alan J. Kopolow Title: First Vice President

SUNTRUST BANK, as Initial New Money Lender By /s/ STEVEN J. NEWBY Name: Steven J. Newby Title: Director

ABN AMRO BANK N.V., as Initial New Money Lender By /s/ NEIL J. BIVONA Name: Neil J. Bivona Title: Group Vice President By /s/ PARKER H. DOUGLAS Name: Parker H. Douglas Title: Group Vice President

                                                                     BANK HAPOALIM B.M.,
                                                                          as Initial New Money Lender

                                                                     By  /s/ JAMES P. SURLESS
                                                                            Name:  James P. Surless
                                                                            Title:  Vice President

                                                                     By  /s/ LAURA ANNE RAFFA
                                                                            Name:  Laura Anne Raffa
                                                                            Title:  Senior Vice President & Corporate
                                                                                       Manager

FIRST COMMONWEALTH BANK, as Initial New Money Lender By /s/ PAUL J. ORIS Name: Paul J. Oris Title: Vice President

AIG SUNAMERICA LIFE ASSURANCE COMPANY, as Initial New Money Lender By /s/ STEVEN S. OH Name: Steven S. Oh Title: Authorized Agent

FIRST SUNAMERICA LIFE INSURANCE COMPANY, as Initial New Money Lender By /s/ STEVEN S. OH Name: Steven S. Oh Title: Authorized Agent

SUNAMERICA LIFE INSURANCE COMPANY, as Initial New Money Lender By /s/ STEVEN S. OH Name: Steven S. Oh Title: Authorized Agent

GALAXY CLO 1999-1, LTD., as Initial New Money Lender By /s/ THOMAS G. BRANDT Name: Thomas G. Brandt Title: Managing Director

KZH SOLEIL LLC, as Initial New Money Lender By /s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent

KZH RIVERSIDE LLC, as Initial New Money Lender By /s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent

KZH SOLEIL-2 LLC, as Initial New Money Lender By /s/ SUSAN LEE Name: Susan Lee Title: Authorized Agent

EXECUTION VERSION

$470,000,000

CREDIT AGREEMENT

Dated as of February 21, 2003

Among

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

as Borrower

and

THE BANKS NAMED HEREIN

as Initial New Money Lenders

and

CITIBANK, N.A.

as New Money Lender Agent

SALOMON SMITH BARNEY INC.	J.P. MORGAN SECURITIES INC.	SCOTIA CAPITAL (USA) INC.
as Joint Lead Arrangers

SCHEDULES Schedule I - Commitments and Applicable Lending Offices EXHIBITS Exhibit A - Form of Note Exhibit B - Form of Notice of Borrowing Exhibit C - Form of Assignment and Acceptance